CCG Reports 2012 FFOA at Top of Guidance Range at $0.75/Dil. Share

Wholly-Owned Y-o-Y: Occupancy Up 290 bps, Total Student Housing Revenue Up 39.1% and Net Operating Income Up 43.6%

– Same Store Quarterly Occupancy up 380bps –
– Same Store NOI up 7.0% for the Quarter and 6.2% for the Year –
– Continued Growth with Progress on Six Projects for Delivery in 2013 & Solid Pipeline –
– Provides 2013 Outlook –

Charlotte, NC – February 26, 2013 – Campus Crest Communities, Inc. (NYSE: CCG) (the “Company”), a leading developer, builder, owner and manager of high-quality, residence life focused student housing, today announced results for the three and twelve months ended December, 31 2012.

Highlights

•	14.1% and 16.8% increase in year-over-year quarterly and annual total Funds from Operations Adjusted (“FFOA”), respectively

o	$0.20 and $0.75 FFOA per diluted share for the fourth quarter and year, respectively

•	38.3% and 39.1% increase in year-over-year quarterly and annual student housing rental and services revenue, respectively

•	Solid gains in wholly-owned same store results through continued operational focus:

o	6.2% increase in annual Net Operating Income (“NOI”)

o	7.0% increase in quarterly NOI

o	380bps increase in average quarterly occupancy to 92.2%

•	3.1% dividend increase in January 2013 from $0.64 to $0.66 per common share

•	46.2% pre-leased at the wholly-owned operating portfolio for the 2013/2014 academic year as of February 22, 2013, representing a 350 basis point increase year-over-year

o	2013 delivery (wholly-owned and joint venture) portfolio was 34.0% pre-leased

•	Six new Grove properties on-schedule for opening in 2013/2014 academic year for a total cost of $162.7 million ($82.8 million for wholly-owned and $79.9 million for joint ventures)

•	Adds new urban market concept with commencement of construction in January 2013 of 33-story, 850-bed student housing tower, called The Grove at Cira Centre South, for 2014/2015 academic year delivery

o	$158.5 million project in Philadelphia, PA is a joint venture with Brandywine Realty Trust (NYSE: BDN) and Harrison Street Real Estate Capital (“HSRE”)

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•	In January 2013, increased unsecured credit facility from $200 million to $300 million while lowering borrowing costs and setting the stage for further growth by adding:

o	$50 million term loan component

o	Four year term with a one-year extension option

o	Development financing capability

Financial Results for the Three and Twelve Months Ended December 31, 2012

For the three and twelve months ended December 31, 2012, Funds from Operations (“FFO”) and FFOA are shown in the table below.

A reconciliation of net income attributable to common shareholders to FFO and FFOA can be found at the end of this release.

For the quarter ended December 31, 2012, the Company reported total revenues of $34.6 million and net income attributable to common stockholders of $1.1 million, compared to $25.6 million and $4.4 million, respectively, in the same period in 2011. For the year ended December 31, 2012, the Company reported total revenues of $137.4 million and net income attributable to common stockholders of $6.6 million, compared to $94.8 million and $3.7 million, respectively, in the same period in 2011.

“We have had a solid year of progress. Not only have we been able to continue to grow our revenue in our same store properties, but our margins have continued to widen due to our focus on expense management,” commented Ted W. Rollins, Co-Chairman and Chief Executive Officer of Campus Crest. “This is the 5th consecutive quarter of improved results, since we began our operational excellence initiatives. Our teams are engaged as we continue to build our brand across the country. Moreover, our pipeline of projects is the strongest in the Company’s history, as illustrated by the recent announcement of our Philadelphia project. In 2013, we will again continue to focus on leveraging our people-focused investments to strengthen operations and grow our footprint, while prudently managing the balance sheet.”

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Operating Results

For the three and twelve months ended December 31, 2012, results for wholly-owned same store properties were as follows:

The improvement in same-store NOI for three months was driven by higher occupancy and a decrease of operating expenses, and the improvement in same-store NOI for twelve months was driven by higher occupancy.

NOI margin is calculated by dividing NOI for the period by total student housing rental and services revenues for the period. A reconciliation of net income attributable to common stockholders to NOI can be found at the end of this release. In addition, details regarding same store NOI and calculations thereof may be found in the Supplemental Analyst Package.

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Portfolio & Leasing Update

As of December 31, 2012, the Company owned interests in 39 operating properties totaling 20,884 beds. The portfolio overview and 2012/2013 academic year occupancy status as of December 31, 2012 is outlined in the table below. In addition, the table includes 2013/2014 academic year pre-leasing status for the 39 operating properties and 6 developments as of February 22, 2013 and 2012.

All 46 properties were built, renovated or are being built by the Company or its predecessor. The median distance to campus of the portfolio is 0.5 miles with an average age of 2.9 years as of December 31, 2012.

Development and Acquisition Activity

Wholly-Owned and Joint Venture Development

The Company continues to maintain a robust pipeline of development opportunities. It currently is conducting due diligence in 80 markets, with developments identified and under control in 30 of these markets. At an approximate cost of $25 million each, this represents a total pipeline under control of approximately $750 million.

The Company is scheduled to deliver six 2013/2014 academic year projects in the third quarter of 2013.  Development on these six projects has commenced and is progressing according to plan. The total investment in these projects is approximately $162.7 million.  This investment is split between wholly-owned and joint ventures with HSRE as follows:

•	3 wholly-owned projects with total estimated project costs of approximately $82.8 million

•	3 joint venture projects with total estimated project costs of $79.9 million. The Company will own 20.0% of the joint venture projects being developed, with HSRE owning the balance

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In addition to the six 2013/2014 academic year projects, the Company has formed a joint venture partnership with Brandywine Realty Trust and HSRE to develop a 33-story, 850-bed student housing tower on a site leased from the University of Pennsylvania. The project, called The Grove at Cira Centre South, has an estimated total cost of $158.5 million and will be financed with a $97.8 million loan from PNC Bank and Capital One Bank. Campus Crest and Brandywine will each own 30.0% of the joint venture, while HSRE will own 40.0%.

The project is being developed at 30th and Chestnut Streets where it expects to attract graduate and undergraduate student residents from the surrounding area, including students from the University of Pennsylvania, Drexel University and other colleges and universities located in the University City and Center City Philadelphia.

Construction commenced this January with a targeted completion date for the fall 2014 academic year; leasing is expected to begin in fall 2013.

Details of the Company’s developments are as follows:

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Balance Sheet and Capital Markets

The Company actively manages its balance sheet and looks to opportunistically access capital to fund growth and maintain a conservative capital structure. Details of the capital structure and the outstanding debt as of December 31, 2012 follow:

On December 14, 2012, the Company entered into a new 10-year, $18.1 million Freddie Mac financing on The Grove at Statesboro at a rate of 4.01%. Proceeds from this financing were used to repay the existing term loan and reduce outstanding balances under the Company’s credit facility. This transaction represents the third series of permanent financings the Company has completed with Freddie Mac. Although rates for this type of loan product are attractive, the Company continues to maintain discipline in limiting the amount of long-term secured debt it incurs.

On January 8, 2013, the Company amended and restated its unsecured credit facility, which is now comprised of a $250 million revolving facility and a $50 million term loan. The amended facility improves the Company’s access to debt capital and is a milestone for the Company for several reasons:

•	Increase in facility size by 50% from $200 million to $300 million, with an accordion feature of up to $600 million, upon satisfaction of certain conditions
•	Extension of initial term to four years (33% longer term) with a one-year extension option, upon satisfaction of certain conditions
•	Ability to fully fund development properties while receiving borrowing base credit, which will make the development financing process more cost and time efficient
•	Reduced pricing on the leverage-based grid
•	Increase in number of assets in the unencumbered pool of the credit facility to 19 with the addition of The Grove at Huntsville, The Grove at Moscow and The Grove at Valdosta
•	Demonstrate support of existing bank group and adds four new participants

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Dividends

Q4 2012

On December 12, 2012, the Company declared a fourth quarter dividend of $0.16 per common share and operating partnership unit, equating to $0.64 per common share and operating partnership unit on an annualized basis. The dividend was paid on January 9, 2013 to stockholders of record as of December 26, 2012.

The Company also declared a fourth quarter dividend of $0.50 per share of Series A Preferred Stock. The dividend was paid on January 15, 2013 to stockholders of record as of December 26, 2012.

Q1 2013

On January 29, 2013, the Company announced that the Company’s Board of Directors approved an increase in the Company's annual common stock dividend from the current annual rate of $0.64 per common share to $0.66 per common share, representing an annualized dividend yield of 5.1% based on the Company's closing pricing of $12.90 on February 22, 2013.

This increase commences with the payment of the first quarter of 2013 common stock dividend, payable on April 10, 2013 to stockholders of record on March 27, 2013, and will amount to $0.165 per common share on a quarterly basis.

The Board of Directors also declared a cash dividend of $0.50 per share of Series A Preferred stock for the first quarter of 2013. The preferred share dividend is payable on April 15, 2013 to stockholders of record on March 27, 2013.

2013 Outlook Update

Based upon management’s current estimates, the Company is introducing its guidance for full year 2013 FFO per fully diluted share of $0.82 to $0.88 based on the following assumptions, which reflect a blend of 2012/2013 and 2013/2014 academic years:

•	Wholly-owned NOI for 32 operating properties (inclusive of 21 legacy assets, four joint ventures acquired from HSRE, four 2011 deliveries and three 2012 deliveries) of $51.2 to $53.4 million based on 91.0% to 93.0% occupancy and total RevPOB of $508 to $513.

•	Expected weighted average development yields of 7.5% to 8.0% on 2013/2014 academic year deliveries (3 wholly-owned & 3 joint ventures)

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•	FFO contribution from JV properties of $2.4 to $2.7 million (including 2013 deliveries)

•	Net development, construction and management services fees of $4.8 to $5.3 million

•	General and administrative expense of $9.3 to $10.3 million

•	Interest expense of $12.7 to $13.7 million

•	Preferred dividends of $4.6 million

•	Weighted average fully diluted shares/units outstanding of 39.1 million

Conference Call Details

The Company will host a conference call on Wednesday, February 27, 2013, at 9:00 a.m. (Eastern Time) to discuss the financial results.

The call can be accessed live over the phone by dialing 877-941-4774, or for international callers, 480-629-9760. A replay will be available shortly after the call and can be accessed by dialing 877-870-5176, or for international callers, 858-384-5517. The pin number for the replay is 4596864. The replay will be available until March 6, 2013.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at http://investors.campuscrest.com/.

Supplemental Schedules

The Company has published a Supplemental Analyst Package in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders. These can be found under the “Earnings Center” tab in the Investor Relations section of the Company’s web site at http://investors.campuscrest.com/.

About Campus Crest Communities, Inc.

Campus Crest Communities, Inc. is a leading developer, builder, owner and manager of high-quality, residence life focused student housing properties located close to college campuses in targeted U.S. markets. The Company is a self-managed, self-administered and vertically-integrated real estate investment trust which operates all of its properties under The Grove® brand. The Company owns interests in 39 operating student housing properties containing approximately 20,884 beds. The Company plans to deliver six projects containing approximately 3,564 beds in the third quarter of 2013. Additionally, the Company is developing a 33-story student housing tower in Philadelphia, PA containing approximately 850 beds for delivery in the third quarter of 2014. Since its inception, the Company has focused on customer service, privacy, on-site amenities and its proprietary residence life programs to provide college students across the United States with a higher quality of living. Additional information can be found on the Company's website at http://www.campuscrest.com.

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Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements in this press release include, among others, the performance of properties in occupancy and yield targets, outlook and guidance for full year 2013 FFO and related underlying assumptions, growth and development opportunities, leasing activities, financing strategies, and development and construction projects. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, except as otherwise required by federal securities laws, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the risk factors discussed in the Company’s most recent Annual Report on Form 10-K, as updated in the Company’s Quarterly Reports on Form 10-Q.

Contact:

Thomas Nielsen, Investor Relations

(704) 496-2571

Investor.Relations@CampusCrest.com

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CAMPUS CREST COMMUNITIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in $000s, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,		
	2012[1]	2011	$ Change	2012[1]	2011	$ Change
Revenues:						
Student housing rental	$22,701	$16,214	$6,487	$79,861	$57,269	$22,592
Student housing services	793	778	15	3,223	2,440	783
Development, construction and management services	11,133	8,640	2,493	54,295	35,084	19,211
Total revenues	34,627	25,632	8,995	137,379	94,793	42,586
Operating expenses:						
Student housing operations	10,162	8,083	2,079	37,793	28,169	9,624
Development, construction and management services	10,234	6,823	3,411	50,493	31,051	19,442
General and administrative	2,327	1,933	394	8,845	6,856	1,989
Ground leases	54	52	2	217	209	8
Depreciation and amortization	6,310	4,849	1,461	23,837	20,090	3,747
Total operating expenses	29,087	21,740	7,347	121,185	86,375	34,810
Equity in earnings (loss) of unconsolidated entities	78	(220)	298	361	(1,164)	1,525
Operating income	5,618	3,672	1,946	16,555	7,254	9,301
Nonoperating income (expense):						
Interest expense[2]	(3,150)	(2,231)	(919)	(11,545)	(6,888)	(4,657)
Change in fair value of interest rate derivatives	(55)	(55)	-	(216)	259	(475)
Other income (expense)[3]	(119)	3,346	(3,465)	6,360	3,620	2,740
Total nonoperating income (expense)	(3,324)	1,060	(4,384)	(5,401)	(3,009)	(2,392)
Net income before income tax expense	2,294	4,732	(2,438)	11,154	4,245	6,909
Income tax expense	(26)	(249)	223	(356)	(464)	108
Net income	2,268	4,483	(2,215)	10,798	3,781	7,017
Net income attributable to noncontrolling interests	8	50	42	46	51	5
Dividends on preferred stock	1,150	-	1,150	4,114	-	4,114
Net income attributable to common stockholders	$1,110	$4,433	($3,323)	$6,638	$3,730	$2,908
Net income per share attributable to common stockholders - Basic and Diluted:	$0.03	$0.14		$0.19	$0.12	
Weighted average common shares outstanding:						
Basic	38,558	30,714		34,781	30,717	
Diluted	38,994	31,149		35,217	31,153	

[1] Includes consolidated results from the operations at The Grove at Huntsville, The Grove at Statesboro, The Grove at Moscow and The Grove at Valdosta, which were included in equity in earnings (loss) of unconsolidated entities prior to the Company's acquisition of its joint venture partner's interest in the properties. The Company's acquisition of the Grove at Huntsville and The Grove at Statesboro was completed on December 29, 2011, and The Company's acquisition of the Grove at Moscow and The Grove at Valdosta was completed on July 6, 2012.

[2] For twelve months ended December 31, 2012, includes an approximate $966 non-cash charge primarily related to the write-off of unamortized deferred financing fees associated with construction debt paid-off using proceeds from the February 2012 preferred equity offering.

[3] For twelve months ended December 31, 2012, includes a $6,554 gain from the purchase of the Company's joint venture partner's interest in The Grove at Valdosta and The Grove at Moscow. For three and twelve months ended December 31, 2011, includes a $3,159 gain from the purchase of the Company's joint venture partner's interest in The Grove at Huntsville and The Grove at Statesboro.

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Non-GAAP Financial Measures

FFO and FFOA

FFO is a non-GAAP financial measure. We calculate FFO in accordance with the definition that was adopted by the Board of Governors of NAREIT. FFO, as defined by NAREIT, represents net income (loss) determined in accordance with U.S. GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. In addition, in October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO.

We use FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating expenses. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially and adversely impact our results of operations, the utility of FFO as a measure of our performance is limited.

While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to FFO published herein. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (loss) (computed in accordance with U.S. GAAP) as presented in the consolidated financial statements included elsewhere in this document. FFO should not be considered as an alternative to net income (loss) (computed in accordance with U.S. GAAP) as an indicator of our properties’ financial performance or to cash flow from operating activities (computed in accordance with U.S. GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

FFOA is a non-GAAP financial measure. In addition to FFO, we believe it is also a meaningful measure of our performance to adjust FFO to exclude the change in fair value of interest rate derivatives and non-cash charges from the write-off of unamortized deferred financing fees. Excluding these two items adjusts FFO to be more reflective of operating results prior to capital replacement or expansion, debt service obligations or other commitments and contingencies.

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NOI

NOI is a non-GAAP financial measure. We calculate NOI by adding back (or subtracting from) to net income (loss) attributable to common stockholders the following expenses or charges: income tax expense, interest expense, equity in earnings (loss) of unconsolidated entities, preferred stock dividends, depreciation and amortization, ground lease expense, general and administrative expense and development, construction and management services expense. The following income or gains are then deducted from net income (loss) attributable to common stockholders, adjusted for add backs of expenses or charges: other income, change in fair value of interest rate derivatives and development, construction and management services revenue. We believe these adjustments help provide a performance measure, when compared year over year, that illustrates the operating results of our wholly-owned properties and captures trends in student housing rental and services income and student housing operating expenses.

NOI excludes multiple components of net income (loss) (computed in accordance with U.S. GAAP) and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially and adversely impact our results of operations. Therefore, the utility of NOI as a measure of our performance is limited. Additionally, other companies, including other equity REITs, may use different methodologies for calculating NOI and, accordingly, NOI as disclosed by such other companies may not be comparable to NOI published herein. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, NOI should be examined in conjunction with net income (loss) (computed in accordance with U.S. GAAP) as presented in the consolidated financial statements included elsewhere in this document. NOI should not be considered as an alternative to net income (loss) (computed in accordance with U.S. GAAP) as an indicator of our properties’ financial performance or to cash flow from operating activities (computed in accordance with U.S. GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

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